SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                        Pursuant to Section 13 of 15(d) of
                        The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): December 13, 2001

                            IRON MOUNTAIN INCORPORATED
            (Exact name of registrant as specified in its charter)

           PENNSYLVANIA            1-13045              23-2588479
  State or other jurisdiction    (Commission       (IRS Employer
       of incorporation)         File Number)      Identification No.)

                              745 Atlantic Avenue
                         Boston, Massachusetts 02111
          (Address of principal executive offices, including zip code)

                                 (617) 535-4766
             (Registrant's telephone number, including area code)

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ITEM 5. OTHER EVENTS

            On December 6, 2001, Iron Mountain Incorporated (the "Company") announced the authorization and approval of a 3-for-2 stock split effected in the form of a dividend on the Company's Common Stock, par value $.01 per share. Shares of the Common Stock will be issued on December 31, 2001, to all stockholders of record as of the close of business on December 17, 2001. The payment date is December 31, 2001. For more information, see the Company's press release, dated December 6, 2001, which is attached herewith as Exhibit 99.


ITEM 7. PRO FORMA FINANCIAL INFORMATION

(b) Pro Forma Financial Information

         The primary purpose of this Form 8-K is to file pro forma information for the nine months ended September 30, 2001. The pro forma information presented below was prepared as if the Company's issuance of and sale of $435,000,000 of 8-5/8% Senior Subordinated Notes due 2013 (the "Debt Issuance") and the redemption of the $165,000,000 10-1/8% Senior Subordinated Notes due 2006 and the $130,000,000 11-1/8% Senior Subordinated Notes due 2006 (the "Debt Redemptions") had occurred on January 1, 2000. Please see the Liquidity and Capital Resources section of our Quarterly Report on Form 10-Q for the period ended September 30, 2001 for a more complete description of these transactions.

         The historical statement of operations for the nine months ended September 30, 2001, previously filed in the Company's Form 10-Q for the quarter ended September 30, 2001, does not include the pro forma impact of the Debt Issuance and Debt Redemptions. The pro forma impact on the Company's historical statement of operations as of September 30, 2001 would be a decrease in interest expense and net loss before extraordinary item of $0.3 million and $0.2 million, respectively. The pro forma impact on the Company's balance sheet as of September 30, 2001 would be a decrease in cash of $17.5 million, a decrease in accrued expenses of $9.1 million and a decrease in long-term debt of $8.3 million, representing the payment of principal, call premium and interest on the untendered portion of the 10-1/8% Senior Subordinated Notes due 2006 that occurred on October 19, 2001.


(c)  Exhibits.

EXHIBIT NO.     ITEM


   99            Press Release, dated December 6, 2001.


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                                  SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   IRON MOUNTAIN INCORPORATED

                                   (Registrant)

Date: December 13, 2001
                                       By: /s/ John F. Kenny, Jr.
                                       Name:  John F. Kenny, Jr.
                                       Title: Executive Vice President
                                              and Chief Financial Officer